FOR IMMEDIATE RELEASE

Edward Smolyansky Files Definitive Proxy Statement toward Achieving Further Board Change and a New Beginning for Lifeway Foods, Inc. (NASDAQ: LWAY)

Letter Urges Shareholders to Vote the GREEN Universal Proxy Card for Nominees.

CHICAGO, IL — December 5, 2025 — Edward Smolyansky today announced that he has filed a Definitive Proxy Statement (DEFN14A) with the U.S. Securities and Exchange Commission in connection with the upcoming 2025 Annual Meeting of Shareholders of Lifeway Foods, Inc. (NASDAQ: LWAY). The action continues the effort toward comprehensive board change to finally end the long-running governance failures, value destruction, and entrenched leadership practices that have plagued the Company at the expense of its shareholders.

Dear Shareholders,

I, together with my mother and co-founder Ludmila Smolyansky, maintain significant ownership in Lifeway Foods, Inc. (Nasdaq: LWAY) with an aggregate 26.17% stake in the Company.

Over the past year, Lifeway shareholders have witnessed first-hand how a board motivated by both self-interest and entrenchment, and hampered by its legacy of failed governance, can become undone. The recent Cooperation Agreement reached between Lifeway and its largest shareholder Danone North America PBC (“Danone”), calls for favorable governance changes including the separation of the CEO and Chair roles and the mandated refreshment of the Board through the addition of four new independent directors. 1

While certain shareholders may be satisfied with this outcome, we fear that the Cooperation Agreement did not go far enough in ensuring that Lifeway can move forward with a well-constituted board for the benefit of ALL shareholders. Specifically, we believe that certain legacy directors prioritized self-preservation ahead of long-term value creation, and their continued presence on the Board might ultimately harm shareholders again. Furthermore, we question the vetting process for these new directors and whether a search firm should have been retained to help identify candidates with relevant skills.

We believe that the retention of certain legacy directors along with the addition of new nominees lacking relevant skills and expertise will create another sub-optimal Board for Lifeway and undermine the will of its shareholders in a manner similar to the previous Board. Accordingly, I have nominated two qualified nominees –George Sent and Edward Smolyansky – both of whom have served Lifeway in an executive or director role and thus have relevant industry experience and institutional knowledge.

Additionally, we are seeking to establish the Strategy and Performance Committee, comprised of only new independent directors, to evaluate management and Lifeway’s corporate strategy.

The Danone Debacle

On September 23, 2024, Danone, one of Lifeway’s largest investors and a strategic partner since 1999, presented an unsolicited offer to acquire all outstanding shares of the Company for a price of $25 per share 2. On November 5, 2024, the Board announced that it had rejected the offer and adopted a rights plan (poison pill). 3 This prompted a second offer by Danone on November 15, 2024, for $27 per share reflecting a premium of 72% over the 3-month volume weighted average price, 4 which was also rejected by the Board on November 20, 2024.

In the months that followed, the Board threatened litigation to nullify a standing Shareholder Agreement that had been in effect between the Company and Danone since 1999. In response, Danone filed a lawsuit against the Company alleging breach of the Shareholder Agreement as a result of a sizeable stock grant issued by the Board to then CEO/Chair Julie Smolyansky (see Self-Dealing by Legacy Directors).

The legal wrangling continued until July 2025, when we decided to launch a consent solicitation for removal of the entire legacy board. Our campaign was meant to present an alternative solution for shareholders to opine on Danone’s offer, and the incumbent management and the board. Prior to the Cooperation Agreement, Danone stated “If a definitive acquisition agreement has not been executed by the Standstill Expiration Date, Danone presently intends to consent with respect to all of the shares of Common Stock it owns in favor of Edward Smolyansky's proposals set forth in his pending consent solicitation statement to replace the entire Lifeway Board of Directors.” 5

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1 Danone Lifeway Cooperation Agreement 9/30/2025

2 Danone Proposed Acquisition of Lifeway Foods, Offer Letter 9/23/2024

3 Exhibit 99.1 of Form 8-K filed 11/5/2024

4 Danone Updated Proposed Acquisition of Lifeway Foods, Offer Letter 11/15/2024

5 Danone Schedule 13D/A filed 8/1/2025

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It is clear from Danone’s aforementioned statement, that our consent solicitation played a crucial role in bringing Lifeway’s board to the negotiating table and agreeing to the significant governance improvements embedded in the Cooperation Agreement.

While the Board cited historic topline growth as a key reason for rejecting the offers, it has failed to articulate a strategic plan to achieve share-price growth comparable to the offer’s premium. Shareholders must ask, why was Lifeway trading at such a discount to what management claims to be its true value, before Danone’s offer? We attribute the disconnect between Lifeway’s unaffected share price and the offer price, to a previously entrenched management and Board which has consistently failed to unlock shareholder value.

Furthermore, we believe that the Company’s decision to engage with its largest outside investor in this manner did not serve the better interests of shareholders as both management and the Board became embroiled in this negotiation, which turned into litigation, for over a year. While we believe that some of the governance outcomes achieved through the Cooperation Agreement will ultimately benefit shareholders, we question the efficacy of a Board that potentially has conflicting interests. Specifically, we question legacy directors’ alignment of interest considering they capitulated under duress to grant Danone significant input on board membership without paying any control premium. Importantly, the newly appointed directors approved by Danone lack relevant industry or public board experience. Clearly, the Board needs new disinterested directors who understand the business and are not beholden to either a controlling CEO like Julie Smolyanksy or to Danone, which remains a competitor of Lifeway.

Self-Dealing by the Legacy Directors

Shareholders have consistently voiced their concerns about CEO compensation as evidenced by the dismal vote support for Say-on-Pay proposals at the 2024 and 2023 annual meetings of 57.6% and 56.2%, respectively. Proxy advisor Institutional Shareholder Services (ISS) has repeatedly recommended that shareholders vote AGAINST the CEO compensation plan citing pay that is both ‘elevated’ relative to peers, and worthy of HIGH concern. Compounding these issues, the Company reported that Jason Burdeen, the spouse of the CEO, holds the position of Chief of Staff to the CEO without a formal employment agreement, received total compensation of $313,800 in 2024.

Amid both recent shareholder opposition to pay and CEO/Chair Smolyansky’s newfangled dispute with Danone, the Board saw fit to issue – in addition to compensation already deemed to be excessive – unjustified award of 283,337 shares with a grant-date value of approximately $6.5 million granted on December 19, 2024. 6 Days later, on December 23, 2024, the Board then decided to award the CEO a cash retention bonus of $2 million. 7

In aggregate, the inexplicable awards granted at the end of 2024 totaled $8.5 million in cash and shares. This egregious amount represented 94% of the Company’s 2024 net income and was comparable to the total reported CEO pay for the last three fiscal years combined, which approximated $9 million.

While the timing and magnitude of the awards call into question the Board’s judgement, we believe that the breach in shareholder trust and confidence is both flagrant and indisputable.

We believe that the combined CEO/Chair structure under the leadership of Julie Smolyansky, rendered the Board feckless and beholden to her own self-interests. As both the former Lead Independent Director and Chair of the Compensation Committee, we believe that Jason Scher was the Board’s primary enabler in this regard and accordingly, we encourage Lifeway shareholders to vote WITHHOLD with respect to Mr. Scher at the 2025 annual meeting.

Questionable Stock Sales

Amid the negotiations with Danone, shareholders should be deeply concerned as to why Lead Independent Director and Chair of the Audit and Corporate Governance Committee, Jason Scher, sold 24,566 of his 24,567 shares at an average share price of $24.23, thereby reducing his ownership in Lifeway stock to a single common share in June of 2025. 8 This seems inconsistent with the Board’s view that Danone’s $27 offer price significantly undervalued the Company. Furthermore, the Board has yet to address how its Lead Independent Director is not in violation of the Company’s Director Stock Ownership and Holding Policy by reducing his ownership to a single share instead of the required 200% of the annual retainer.

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6 Disclosure of CEO Equity Award, 12/19/2024

7 CEO Retention Bonus 12/23/2024

8 SEC FORM 4 - Jason Scher 6/26/2025

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Continued Governance Failures

Following the announcement of the Cooperation Agreement on September 30, 2025, there continues to be signs of failed governance that plagued the previous Board. On October 29, 2025, the Company extended the poison pill for another year.[9] While the intent is typically to deter hostile takeover attempts, which the Company acknowledges is not a risk, the unintended consequence is that credible merger and/or acquisition interest is often discouraged. We fear that the same legacy directors that worked to oppose the Danone sale may continue to eschew other credible offers at the expense of shareholders.

We note that the latest shareholder letter from the “new” Board demonstrates an ongoing pattern of actions aligning closely with those of the CEO. This includes issuing a shareholder communication under their own name containing statements that appear not to have undergone independent verification. The letter also contains critiques seemingly based on personal conjecture rather than objective and appropriate evaluation by the Board.

We also note that a byproduct of such attacks has been the Company’s propensity to engage in meritless and costly litigation with its largest shareholders versus constructive dialogue centered around long-term value creation.

Regarding the annual meeting of shareholders, the Company not only delayed the 2025 meeting unnecessarily from June to December but also failed to provide the customary notice period of 45 days. The Company’s last shareholder meeting occurred in June of 2024. The December 29, 2025, meeting date was announced with the publication of the definitive proxy filed on December 1, 2025.

While we applaud the comprehensive refreshment mandated by the recent Cooperation Agreement, we continue to be reminded that the Lifeway Board has not in fact turned the proverbial corner in the way that is administers governance and engages with its shareholders.

We believe that Lifeway’s hostility towards certain shareholders deflects attention away from those matters most important to investors: ridding the Board of the persistent misconduct and governance failures that has caused the Company’s share price to underachieve. It is only by removing those legacy directors most responsible for the Board’s prior misconduct that the Company will be able to embrace accountability and effect the type of change that shareholders need.

Very truly yours,

Edward Smolyansky

Important Information

This communication is not a request for a proxy to vote on any matter. Any written solicitation of a proxy by Mr. Smolyansky will be made through the definitive proxy statement (the “Shareholder Proxy Statement”). Lifeway shareholders are urged to read the Shareholder Proxy Statement, including any amendments or supplements thereto, and any other soliciting materials, when they become available as they will contain important information. Shareholders may obtain, free of charge, copies of the Shareholder Proxy Statement at sec.gov.

Participants in the Solicitation

Mr. Smolyansky has notified the Company of his intent to nominate himself and George Sent for election as directors of Lifeway at the 2025 Annual Meeting. Each of them may be deemed to be a participant in any solicitation of proxies by Mr. Smolyansky. Lifeway shareholders can find information regarding Mr. Smolyansky and Mr. Sent, and their respective direct or indirect interests, by security holdings or otherwise, in the Shareholder Proxy Statement and in Mr. Smolyansky’s other filings with the SEC, all of which information is incorporated herein by reference.

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9 Lifeway Shareholder Rights Plan 10/29/2025

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